UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/13/2011

El Paso Electric Company
(Exact name of registrant as specified in its charter)

Commission File Number:  001-14206

Texas	74-0607870
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Stanton Tower, 100 North Stanton, El Paso, Texas 79901
(Address of principal executive offices, including zip code)

(915) 543-5711
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On September 13, 2011, the City Council for the City of El Paso (the "City") reviewed and discussed the operating results of El Paso Electric Company (the "Company") for the twelve months ended June 30, 2011 and the reasonableness of the Company's electric rates for customers within the City limits. The Company believes that this review was prompted by political considerations in the City. At the conclusion of the discussion, the City Council adopted a resolution which authorized and directed the City staff and the City attorney to enter into discussions with the Company to establish a process, scope and timeline for a new rate case and to report the results to the City Council on October 4, 2011. The City Council further indicated that, at its meeting on October 4, 2011, it would consider adopting an order for the Company to show cause why rates should not be reduced. This could require the Company to file a rate case with the City within 120 days of the date of the order. The City also indicated that it would consider establishing temporary rates pending the conclusion of the proposed rate case.

The Company completed its most recent rate case in Texas in July 2010 and would not normally file another at this time in the absence of the actions by the City discussed above. The ultimate authority to set the Company's electric rates is vested in the Public Utility Commission of Texas (the "PUCT") which approved the Company's current rates in July 2010 pursuant to a unanimous settlement agreed to by the City. The Company does not believe that any decrease in rates is warranted under applicable law. When earnings for the twelve months ended June 30, 2011 are calculated on a Texas jurisdictional basis, including adjusting for normal weather conditions, the Company's analysis shows that the Company's return on equity is below the implied return in rates approved in July 2010. As a result, the Company expects to file for a rate increase with the City of El Paso in response to a show cause order. The Company believes that a rate increase is supported after reflecting in rate base the Company's $160 million investment in Phase 2 of the Newman 5 generating unit completed in April 2011. In addition, a rate filing will reflect other plant additions since June 30, 2009 (the date plant was last reflected in rates), a standard adjustment to reflect normal weather conditions and the allocation of rate base and operating costs to the Texas jurisdiction. Therefore, it is likely that the Company would file to increase rates in other Texas cities with original jurisdiction and with the PUCT at the time of any filing with the City.

The Company intends to vigorously defend its rates which were lawfully approved and are reasonable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

El Paso Electric Company

Date: September 14, 2011	By:	/s/ DAVID G. CARPENTER
DAVID G. CARPENTER
Senior Vice President and Chief Financial Officer (Duly Authorized Officer and Principal Financial Officer)